Volato Reports Positive Net Income in Q1 2025 and Over $20 Million in Debt Reduction; Targets Additional Settlements and Capital Raise to Extend Operating Runway

Atlanta, GA – May 15, 2025 – Volato Group, Inc. (NYSE American: SOAR) (“Volato” or the “Company”), a private aviation innovator, today announced financial results for the first quarter of 2025, achieving profitability from continuing operations and reducing total liabilities by over $20 million. The Company also disclosed its intention to raise additional equity and continue settling outstanding liabilities in order to extend its operating runway beyond 12 months. For the quarter ended March 31, 2025, Volato reported $25.5 million in revenue and net income of $0.5 million, or $0.03 per diluted share. Total liabilities declined from $62.6 million as of December 31, 2024 to $39.2 million, primarily as a result of disciplined debt reduction and asset sales.

“We executed with focus and urgency in Q1,” said Matt Liotta, CEO of Volato. “Profitability from continuing operations, major liability reductions, and operational growth across our platforms are all signals that our strategy is working — even as we continue to navigate through a complex financial environment.”

Active Plan to Extend Runway and Optimize Capital Structure
The Company confirmed it is actively negotiating additional creditor settlements and plans to raise approximately $8.0 million in outside capital during the coming months under its existing financing arrangement. These efforts are designed to address remaining short-term liabilities and position Volato to operate with a 12-month runway.

“Settling liabilities at a discount and executing on a targeted equity raise us a clear path to stability without excessive dilution,” added Liotta. “We’ve built momentum. Now we’re using that position to strengthen the business long-term.”

Volato also provided an update on its convertible debt facility with JAK Opportunities: “As of March 31, 2025, we had drawn $4.5 million from the $36.0 million convertible facility announced in Q4 2024,” said Liotta. “The fair value of that balance, including a non-cash mark-to-market adjustment for embedded derivative features, is recorded at $4.9 million. We expect this drawn amount to convert to equity in Q2 under the agreed terms.”

“We’re managing cash tightly, prioritizing commitments that move the company forward,” said Mark Heinen, Chief Financial Officer of Volato. “The combination of operational discipline, creditor engagement, and a focused capital raise is designed to extend our runway and position Volato for long-term financial sustainability.”

Outlook and Operational Momentum
The Company expects to remain profitable in Q2 and Q4 of 2025, with Q3 projected to be negative based on aircraft delivery timing. Vaunt, Volato’s experiential travel platform, continues to operate at cash flow breakeven and is expected to generate full-year profitability in 2025.

In April, Volato received delivery of its third Gulfstream G280 aircraft from its four-aircraft order. The Company anticipates this aircraft will contribute to second quarter revenue and margin in a manner consistent with Q1 2025 performance, further supporting near-term profitability and liquidity.

First Quarter 2025 Financial Highlights

•Total revenue was $25.5 million, primarily from aircraft sales
•Gross profit of $4.5 million
•Net income of $0.5 million, versus a net loss of $17.4 million in Q1 2024
•Net income per diluted share of $0.03 compared to net loss per diluted share of $14.93 in Q1 2024
•EBITDA(1) of $2.7 million, compared to an EBITDA loss of $4.2 million in Q1 2024
•$23.4 million reduction in total liabilities quarter over quarter
•Vaunt at breakeven, on track for full-year profitability

(1) EBITDA is a non-GAAP measure. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

The full quarterly report is available in the Company’s Form 10-Q filed with the SEC today. For more information, please visit www.flyvolato.com or contact investors@flyvolato.com.

About Volato

Volato (NYSE American: SOAR) is an aviation company advancing the industry with innovative solutions in aviation software and on-demand flight access. Volato’s proprietary Mission Control software drives efficiency across operations and supports operators in managing fractional ownership, charter, and other services. Volato’s Vaunt platform connects travelers with available private flights, offering a flexible option for on-demand travel. With a commitment to advanced technology and customer-focused solutions, Volato is building scalable tools to elevate service quality and operational effectiveness in private aviation. For more information visit www.flyvolato.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the challenges associated with executing our growth strategy, including expected deliveries of aircraft and related sales, and developing, marketing and consistently delivering high-quality services that meet customer expectations. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Volato disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Volato’s control, that are described in Volato’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2024, and other factors that Volato may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Media:
media@flyvolato.com

For Investors:
investors@flyvolato.com

EBITDA

We calculate EBITDA as net loss adjusted for (i) interest expense, net, (ii) provision for income taxes (benefit) (iii) depreciation and amortization, and (iv) equity-based compensation expense. We include EBITDA as a supplemental measure for assessing operating performance.

The following table reconciles EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):

	Three Months Ended March 31,
EBITDA	2025	2024
Net income (loss)	$455	$(17,390)

Net income (loss) from discontinued operations, net of taxes	(95)	11,689
Interest expense, net	2,400	1,138
Provision for income tax expense	98	6
Loss from change in fair value of financial instruments	849	227
Depreciation and amortization	85	65
Equity-based compensation expense	46	83
Other income, net	(1,181)	(4)
EBITDA	$2,657	$(4,186)